Exhibit 11.1
THE HOME DEPOT, INC. AND SUBSIDIARIES

Computation of Earnings
Per Common and Common Equivalent Share

(In Thousands, Except Per Share Data)

                           Three Months Ended             Nine Months Ended
                        October 30,    October 31,    October 30,    October 31,
                           1994           1993           1994            1993
 Primary
Net earnings applicable
  to common and common
  equivalent shares      $140,774       $103,417       $458,522       $344,721

Tax effected interest expense,
  net of interest capitalized,
  attributable to convertible
  subordinated notes        5,606          ---           15,946          ---
                         $146,380       $103,417       $474,468       $344,721
Shares:
  Weighted average number of
  common and common equivalent
  shares assuming average market
  price                   455,301       452,925        454,793        452,878

Additional shares from
  conversion of notes      20,774          ---          20,774           ---
                          476,075       452,925        475,567        452,878
Primary earnings per common and
  common equivalent share $  .307       $  .228        $  .998        $  .761

Fully Diluted
Net earnings applicable
  to common and common
  equivalent shares      $140,774                     $458,522

Tax effected interest expense,
  net of interest capitalized,
  attributable to convertible
  subordinated notes        5,606                      15,946
                         $146,380                    $474,468
Shares:
  Weighted average number
  of common and common
  equivalent shares
  assuming ending market
  price for period        455,575                    455,131

Additional shares from
  conversion of notes      20,774                     20,774
                          476,349                    475,905
Fully diluted earnings per common
  and common
  equivalent share     $     .307                  $    .997


(1) Common equivalent shares represent shares granted under three stock option plans and an employee stock purchase plan.

(2) The Company's 4.5% Convertible Subordinated Notes, issued in 1992, are common stock equivalents. For the three and nine month periods ended October 31, 1993, shares issuable upon their conversion were anti-dilutive and, therefore, were excluded from the earnings per share calculation. For the three and nine month periods ended October 30, 1994, the Notes are dilutive and, accordingly, are assumed to be converted as of the beginning of the accounting periods for purposes of calculating earnings per share.

(3) For the three and nine month periods ended October 31, 1993, the ending market price was lower than the average market price which would result in an anti-dilutive calculation of earnings per share and therefore was excluded from the fully dilutive calculation.